UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California		94949
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Severance Plan

On July 29, 2013, the Board of Directors of BioMarin Pharmaceutical Inc. (“Company”) approved and adopted an Amended and Restated Severance Plan and Summary Plan Description (the “Revised Severance Plan”). The Revised Severance Plan amends and restates the Company’s Severance Plan, which was originally adopted on January 27, 2004 and previously amended and restated on May 12, 2009 (the “Prior Severance Plan”).

The Revised Severance Plan, consistent with the Prior Severance Plan, continues to provide for the payment of severance benefits to the Company’s full-time U.S. employees, including all of its named executive officers, if an employee is terminated in connection with a change of control of the Company, subject in each case to the satisfaction of certain conditions. In addition, the Revised Severance Plan, consistent with the Prior Severance Plan, continues to provide that all unvested option and restricted stock awards with time-based vesting granted to the Company’s full-time U.S. employees, including its chief executive officer, Jean-Jacques Bienaime, and all other named executive officers, automatically vest in full upon a change in control of the Company.

The primary purposes for adopting the Revised Severance Plan were: (1) to make several technical modifications to the Prior Severance Plan, including modifications to comply with requirements of the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended, and (2) to require that, for employees of the Company hired after July 29, 2013, the automatic vesting of equity awards upon a change of control will only apply after the first anniversary of such employee’s hire date.

The foregoing description of the Revised Severance Plan and the material amendments contained therein does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Revised Severance Plan filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description

10.1	Amended and Restated Severance Plan and Summary Plan Description effective July 29, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: July 29, 2013	By:	/s/ G. Eric Davis
G. Eric Davis Senior Vice President, General Counsel